Exhibit 10.22
PARTICIPATION AGREEMENT
UNDER THE
PIEDMONT NATURAL GAS COMPANY, INC.
SHORT-TERM INCENTIVE PLAN (STIP)
     Piedmont Natural Gas Company, Inc. (the “Company”) and ____________ (“Participant”) hereby enter into this Participation Agreement as of ____________, 20___ under the Piedmont Natural Gas Company, Inc. Short-Term Incentive Plan (STIP) for the fiscal year 20___, approved by the Board of Directors on ____________, 20___.
1. Designation as a Participant. You have been designated as a Participant under the Plan for the fiscal year 20___. Exhibit A attached hereto identifies the target award applicable to you. The award is a cash payment. Subject to Stock Ownership Guidelines, a participant who does not meet their stock ownership goal due to stock sales will be required to use a minimum of 25% (net of applicable taxes) of any short-term incentive award to purchase Piedmont stock until the applicable ownership level is achieved. As a participant, you shall be subject to all the terms and conditions of the Plan, which are hereby incorporated by reference, and this Participation Agreement.
2. Performance Period. The fiscal year 20___Plan performance period begins November 1, 20___and ends October 31, 20___.
3. Performance Goals. The fiscal year 20___Plan performance goals are established by the Board of Directors. The table below identifies the performance/payment relationship for the fiscal year 20___ Plan.

Payout as a Percent of Incentive
Performance Against EPS Goal	Opportunity
> = 105% of Goal (> = $x.xx)	150%
100% of Goal ($x.xx)	100%
95% of Goal ($x.xx)	50%
< 95% of Goal (< = $x.xx)	0%

     Payouts for performance between 95% and 105% of goal will be subject to mathematical interpolation.
4. Tax Withholding. The Company will withhold any required taxes for any target awards distributed to you in compliance with tax withholding regulations.
5. Change of Employment Status. Changes in position during fiscal year 20___which create revised target awards, or hires/promotion into STIP participation will be prorated based on the number of months of actual participation.

     Unless otherwise determined by the Board, any resignation or termination of the participant prior to the end of the fiscal year 20___performance period immediately terminates participation and causes a forfeiture and cancellation of all Plan benefits and awards.
     In the event of a participant’s death, disability or retirement prior to the date the award is paid, the following shall apply: (i) In the event of the participant’s death or disability before the end of the performance period, the Company will be assumed to have achieved a target performance level for the performance period in which the death or disability occurs for purposes of determining the award. In the event of the participant’s death or disability after the end of the performance period, but before the date the award is paid, the participant’s award shall be payable based on the actual performance criteria for the entire period. (ii) In the event of a participant’s retirement, the participant’s award shall be determined and payable following the end of the performance period based on the actual performance criteria for the entire period. (iii) The amount of the award shall be prorated as necessary to reflect the period of time during which the individual was employed in the performance period.
     This Notice of participation is subject to all terms and conditions of the Short-Term Incentive Plan as interpreted by the Company’s Board of Directors.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

Piedmont Natural Gas Company, Inc.

By

Participant